Exhibit 10.3

MANAGEMENT RETENTION PLAN

OF MAXWELL SHOE COMPANY INC.

SECTION 1. PURPOSE, ESTABLISHMENT AND APPLICABILITY OF PLAN

1.1 Purposes. The Board of Directors of the Company (as defined in Section 2.9), considers it essential and in the best interests of the Company and its stockholders to foster the continuous employment of key Employees (as defined in Section 2.12). The Board of Directors further recognizes that, as in the case of many publicly held corporations, the possibility of a change of control of the Company may exist and that such possibility, and the uncertainty and questions which it may raise among key Employees, may create concerns for, and the distraction of, key Employees and may even result in departures which might have otherwise not have taken place, all to the detriment of the Company and its stockholders. The Board of Directors has determined that it is in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of these key Employees to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility, threat or occurrence of a Change of Control (as defined in Section 2.7). The Board of Directors further believes that it is in the best interests of the Company and its stockholders to provide these key Employees with certain severance benefits upon termination of employment following a Change of Control. Such benefits provide these key Employees with enhanced financial security and provide an efficient incentive and encouragement to these key Employees to remain with the Company, notwithstanding the possibility, threat or occurrence of a Change of Control, and to maximize the value of the Company.

1.2 Establishment of Plan. As of the Effective Date (as defined in Section 2.11), the Company hereby establishes the Management Retention Plan of Maxwell Shoe Company Inc. (the “Plan”), as set forth in this document.

1.3 Applicability of Plan. Subject to the terms of the Plan, the benefits provided by the Plan shall be available to those Employees who, on or after the Effective Date, receive a Notice of Participation (as defined in Section 2.15).

1.4 Contractual Right to Benefits. The Plan and the Notice of Participation establish and vest in each Participant (as defined in Section 2.16) a contractual right to the benefits to which he or she is entitled pursuant to the terms hereof and thereof, enforceable by the Participant against the Company.

SECTION 2. DEFINITIONS AND CONSTRUCTION

Whenever used in the Plan, the following terms shall have the meanings set forth below.

2.1 Affiliate. An “Affiliate” of the Company shall mean an entity controlling, controlled by or under common control with the Company as defined in Rule 405 of the Securities and Exchange Commission under the Securities Act of 1933, as amended.

2.2 Annual Bonus. “Annual Bonus” shall mean the higher of (a) the bonus payments earned by the Participant (including the amount of any bonus payments accrued during the relevant period) under the Company’s (including its subsidiaries and Affiliates) incentive bonus and variable compensation programs (including, without limitation, commissions and other incentive pay) for the most recently completed fiscal year of the Company prior to the fiscal year in which the Change of Control occurs, and (b) the Participant’s targeted bonus and variable compensation amounts, if any, under the Company’s (including its subsidiaries and Affiliates) incentive bonus and variable compensation programs (including, without limitation, commissions and other incentive pay) as in effect for the fiscal year of the Company in which the termination of employment occurs. For purposes of calculating a Participant’s Annual Bonus, the following rules shall apply:

(i) in the event a Participant was not eligible to participate in such bonus and variable compensation programs for the entire fiscal year period prior to the fiscal year in which the Change of Control occurs, the amount under clause (a) above shall be calculated based upon the Participant’s actual period of eligibility annualized to a full fiscal year;

(ii) in the event a Participant first became eligible to participate in such bonus and variable compensation programs in the fiscal year in which the Change of Control occurs, the amount under clause (a) above shall be based on the Participant’s targeted bonus and variable compensation amounts, if any, as in effect immediately prior to such Change of Control; and

(iii) special one-time bonuses, such as signing bonuses, shall be excluded from the calculation of a Participant’s Annual Bonus.

2.3 Annual Compensation. “Annual Compensation” shall mean an amount equal to the sum of (a) the higher of (i) the Participant’s then current gross annual base salary (exclusive of bonuses, commissions and other incentive pay) as in effect immediately preceding the date of termination of employment, and (ii) the Participant’s gross annual base salary (exclusive of bonuses, commissions and other incentive pay) as in effect immediately prior to the occurrence of an Involuntary Termination, plus (b) the Participant’s Annual Bonus.

2.4 Benefits Continuation Period. “Benefits Continuation Period” shall mean (i) with respect to a Tier 1 Participant, two years, (ii) with respect to a Tier 2 Participant, one year and (iii) with respect to a Tier 3 Participant, six months.

2.5 Board of Directors. “Board of Directors” shall mean the Board of Directors of the Company.

2.6 Cause. “Cause” shall mean (i) the Participant committing fraud, misappropriation or embezzlement in the performance of duties as an Employee, (ii) the Participant’s conviction of a felony involving a crime of moral turpitude, (iii) the Participant’s willful disregard of any written directive of the Board of Directors that is not inconsistent with the Company’s Certificate of Incorporation, by-laws or applicable law, (iv) an act of the Participant constituting willful material breach by the Participant of any material provision of any employment agreement then in effect between the Participant and the Company (or one of its subsidiaries), or (v) a willful act by the Participant which constitutes gross misconduct and which is injurious to the Company.

2.7 Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i) the date upon which the directors of the Company who were nominated by the Board of Directors for election as directors cease to constitute a majority of the directors of the Company;

(ii) the consummation of a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is not a substantial change in the stockholders of the Company or their relative stock holdings and the options to purchase shares of Class A Common Stock, par value $.01 per share, of the Company (the “Common Stock”) pursuant to the Company’s 1994 Stock Incentive Plan or the Company’s 2003 Stock Incentive Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding upon the holders of such options);

(iii) the consummation of a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) ceases to own their shares or other equity interest in the Company;

(iv) the date of first public announcement that any person or entity, together with all Affiliates and Associates (as such capitalized terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such person or entity, shall have become the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company representing more than 50% of the voting power of the Company (a “50% Stockholder”); provided, however, that the term “50% Stockholder” shall not include (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) any entity holding voting securities of the Company for or pursuant to the terms of any plan described in the foregoing clause (B), or (D) any person or entity if the transaction that resulted in such person or entity becoming a 50% Stockholder was approved in advance by the Board of Directors; or

(v) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

2.8 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.9 Company. “Company” shall mean Maxwell Shoe Company Inc., a Delaware corporation, and any successor entities as provided in Section 7.

2.10 Disability. “Disability” shall mean that the Participant has been unable to perform his or her duties as an Employee as the result of incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate the Participant’s employment. In the event that the Participant resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

2.11 Effective Date. “Effective Date” shall mean the date the Plan is approved by the Board of Directors.

2.12 Employee. “Employee” shall mean an employee of the Company or any of its subsidiaries or Affiliates.

2.13 ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.14 Involuntary Termination. “Involuntary Termination” shall mean, subject to Section 10.3(a), any of the following:

(i) without the Participant’s express written consent, the significant reduction of the Participant’s title, duties or responsibilities relative to the Participant’s title, duties or responsibilities in effect immediately prior to such reduction;

(ii) without the Participant’s express written consent, a reduction in the Participant’s annual base salary or in the maximum dollar amount of potential annual cash bonuses or commissions relative to the Participant’s annual base salary and maximum dollar amount of potential annual cash bonuses and commissions as in effect immediately prior to such reduction;

(iii) without the Participant’s express written consent, any material and adverse change in the Participant’s commission schedule relative to the Participant’s commission schedule as in effect immediately prior to such change;

(iv) without the Participant’s express written consent, the requirement of the Participant to be regularly based at any office, facility or a location that is more than 50 miles from the Participant’s then present location of employment with the Company (or its subsidiaries or Affiliates);

(v) any purported termination of the Participant by the Company (or any of its subsidiaries or Affiliates) that is not effected for Disability, death, retirement or for Cause; or

(vi) the failure of the Company to obtain the assumption of the Plan by any successors contemplated in Section 7.

2.15 Notice of Participation. “Notice of Participation” shall mean an individualized written notice of participation in the Plan from an authorized officer of the Company.

2.16 Participant. “Participant” shall mean an individual who meets the eligibility requirements of Section 3.

2.17 Plan. “Plan” shall mean this Management Retention Plan of Maxwell Shoe Company Inc.

2.18 Plan Administrator. “Plan Administrator” shall mean the Board of Directors, acting through the officers of the Company, or a committee of the Board of Directors or a designee of the Board of Directors or a committee thereof, as shall be administering the Plan.

2.19 Pro-Rated Bonus Amount. “Pro-Rated Bonus Amount” shall mean a pro-rated portion of the Participant’s monthly and annual bonus and variable compensation (including, without limitation, commissions and other incentive pay) calculated as of the date of termination of employment, as follows:

(i) in the case of variable compensation (including commissions) that is paid monthly, the portion shall be the amount of unpaid variable compensation payable to the Participant, less advances, with respect to the month in which the termination of employment occurs (or, if the termination of employment occurs on the last day of a month, such amounts for the month ending on such date); and

(ii) in the case of annual bonus and variable compensation (including commissions) other than variable compensation taken into account under clause (i) above, the portion shall be the Participant’s Annual Bonus, pro-rated by multiplying such amount by a fraction, the numerator of which is the number of days during such fiscal year prior to the date of termination of employment, and the denominator of which shall be three hundred and sixty-five.

2.20 Severance Payment. “Severance Payment” shall mean the payment of severance benefits as provided in Section 4 and giving effect to Section 5.

2.21 Severance Payment Percentage. “Severance Payment Percentage” shall mean (i) with respect to a Tier 1 Participant, 200%, (ii) with respect to a Tier 2 Participant, 100% and (iii) with respect to a Tier 3 Participant, 50%.

2.22 Tier 1 Participant. “Tier 1 Participant” shall mean a Participant who has been classified as a Tier 1 Participant by the Board of Directors in the Notice of Participation.

2.23 Tier 2 Participant. “Tier 2 Participant” shall mean a Participant who has been classified as a Tier 2 Participant by the Board of Directors in the Notice of Participation.

2.24 Tier 3 Participant. “Tier 3 Participant” shall mean a Participant who has been classified as a Tier 3 Participant by the Board of Directors in the Notice of Participation.

SECTION 3. ELIGIBILITY

3.1 Participation in Plan. Each Employee who is designated by the Company and approved by the Board of Directors and who signs and timely returns to the Company a Notice of Participation in the form provided by a duly authorized representative of the Company shall be a Participant in the Plan. Each Participant shall be classified as a Tier 1 Participant, Tier 2 Participant or Tier 3 Participant and each Notice of Participation shall set forth the classification of the relevant Participant. A Participant shall cease to be a Participant in the Plan upon ceasing to be an Employee, unless such Participant is entitled to benefits hereunder. A Participant entitled to benefits hereunder shall remain a Participant in the Plan until the full amount of such benefits has been delivered to the Participant.

3.2 Waiver; Repayment of Debts. As a condition of receiving benefits under the Plan, a Participant must sign a general waiver and release on a form provided by the Company; provided, that the Company, in its discretion, may waive the foregoing requirement for a signed general waiver and release. In addition, a Participant must, as a condition of receiving benefits under the Plan, repay all debts owed to the Company (or its subsidiaries or Affiliates) that were incurred in the course of the Participant’s employment.

SECTION 4. SEVERANCE BENEFITS

4.1 Termination Following A Change of Control. If a Participant’s employment terminates at any time within the two-year period following a Change of Control, then, subject to Section 5, the Participant shall be entitled to receive severance benefits as follows:

(a) Severance Pay Upon an Involuntary Termination. If the Participant’s employment with the Company (or any of its subsidiaries or Affiliates) terminates at any time within the two-year period following a Change of Control as a result of Involuntary Termination, the Participant shall be entitled to receive a Severance Payment equal to the sum of:

(i) the full base salary of the Participant earned through the date of termination but unpaid at the date of termination; plus

(ii) accrued liabilities owing to the Participant (including credit for any vacation earned but not taken at the date of termination); plus

(iii) the product obtained by multiplying the Participant’s Severance Payment Percentage times the Participant’s Annual Compensation; plus

(iv) the Participant’s Pro-Rated Bonus Amount.

Any Severance Payment payable pursuant to this Section 4.1(a) shall be paid in cash by the Company to the Participant in a single lump sum payment, less applicable tax withholding, within thirty (30) days of the Participant’s termination date, and shall be in lieu of any other severance or severance-type benefits to which the Participant may be entitled under any other Company-sponsored plan, practice or arrangement; provided, however, that if the after-tax amount of severance or severance-type benefits to which the Participant may be entitled under any other Company-sponsored plan, practice or arrangement (the “Alternative Payment”) would be greater than the after-tax Severance Payment (after giving effect to the provisions of Section 5) payable to the Participant under this Plan, then the Participant shall not be paid the Severance Payment pursuant to the Plan but shall instead be entitled to receive such Alternative Payment.

(b) Employee Benefits Upon an Involuntary Termination. If the Participant’s employment with the Company (or any of its subsidiaries or Affiliates) terminates at any time within the two-year period following a Change of Control as a result of Involuntary Termination, then the Company shall continue to provide the Participant and/or the Participant’s covered dependents with medical, prescription and dental insurance coverage and, if applicable, automobile allowance (or such comparable alternative benefits as the Company may, in its discretion, determine to be sufficient to satisfy its obligations to the Participant under the Plan) that are, in the aggregate, no less favorable to the Participant than such coverage or allowance as was provided to the Participant immediately prior to the Change of Control, with the same percentage of any premiums or costs for such coverage or allowance paid for by the Company as was paid for by the Company on behalf of such Participant immediately prior to the Change of Control (the “Company-Paid Coverage”). Company-Paid Coverage shall be provided to the Participant for a period that ends on the earlier of (i) termination of the Participant’s Benefits Continuation Period, or (ii) the date that the Participant and his or her covered dependents become covered under another employer’s employee benefit plans providing benefits and levels of coverage comparable to the Company-Paid Coverage; provided, however, that if the Participant becomes re-employed with another employer and is eligible to receive medical or other welfare benefits or, if applicable, automobile allowances, under another employer-provided plan, the medical and other welfare benefits and automobile allowances described herein shall be secondary to those provided under such other plan during the Participant’s Benefits Continuation Period. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for the Participant and his or her covered dependents shall be the date upon which Company-Paid Coverage terminates. Company-Paid Coverage shall be provided at the Company’s discretion under either, (i) the Company’s plans or (ii) other plans or arrangements secured by the Company no less favorable, in the aggregate, to the Participant and the Participant’s covered dependents.

4.2 Voluntary Resignation; Termination For Cause. If the Participant’s employment terminates by reason of the Participant’s voluntary resignation or retirement (and is not an Involuntary Termination), or if the Company terminates the Participant for Cause, then the Participant shall not be entitled to receive severance or other benefits under the Plan and shall be entitled only to those benefits (if any) as may be available (i) under the Company’s then existing benefit plans and policies at the time of such termination, or (ii) pursuant to any other agreement or arrangement then existing between the Company and the Participant at the time of such termination.

4.3 Disability; Death. If the Participant’s employment terminates by reason of the Participant’s death, or in the event the Company terminates the Participant’s employment for Disability, then the Participant shall not be entitled to receive severance or other benefits under the Plan and shall be entitled only to those benefits (if any) as may be available (i) under the Company’s then existing benefit plans and policies at the time of such death or Disability, or (ii) pursuant to any other agreement or arrangement then existing between the Company and the Participant at the time of such death or Disability.

4.4 Termination Apart from Change of Control. In the event that a Participant’s employment terminates for any reason prior to the occurrence of a Change of Control or after the two-year period following a Change of Control, then the Participant shall not be entitled to receive severance or other benefits under the Plan and shall be entitled only to those benefits (if any) as may be available (i) under the Company’s then existing benefit plans and policies at the time of such termination, or (ii) pursuant to any other agreement or arrangement then existing between the Company and the Participant at the time of such termination.

4.5 Termination with Offer by Affiliate. A termination of a Participant’s employment coupled with an offer of employment by an Affiliate of the Company shall not constitute a termination of employment for purposes of the Plan unless the terms of employment offered would constitute an Involuntary Termination if they were imposed by the Company and then only if the Participant does not accept the offer.

4.6 Effective Date of Termination. For purposes of the Plan, the date of termination of employment shall be the date specified by the Company or the Participant in any notice of termination, or if no date is specified in such notice of termination or if no notice of termination is given, the date specified by the Participant orally or, if no such date is specified orally, the date the Participant ceases working for the Company (or any of its subsidiaries or Affiliates) on a full time basis.

SECTION 5. EXCISE TAX AND NON-DEDUCTIBILITY LIMITATIONS

5.1 Excise Tax. Except if specifically otherwise set forth in the Participant’s Notice of Participation, in the event that any amount or benefit that may be paid or otherwise provided to or in respect of the Participant by or on behalf of the Company, whether pursuant to the Plan or otherwise, would (i) be treated as “parachute payments” under Section 280G of the Code, and (ii) would be subject to the tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Participant’s severance benefits under the Plan shall be either:

(A) delivered in full (“Full Acceleration”), or

(B) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax (“Reduced Acceleration”),

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes, employment and excise taxes (including the Excise Tax), results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. Notwithstanding the foregoing, if the after-tax amount of Full Acceleration is less than $10,000 greater than the after-tax amount of Reduced Acceleration (after-tax value to be determined in accordance with the preceding sentence), then the Participant shall not receive Full Acceleration under clause (A) of this Section 5.1 but shall instead receive Reduced Acceleration under clause (B) of this Section 5.1.

5.2 Determination. Unless the Company and the Participant otherwise agree in writing, any determination required under Section 5.1 or the Participant’s Notice of Participation with respect the subject matter of Section 5.1 shall be made in writing by the same firm of independent public accountants who were employed by the Company immediately prior to the Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by Section 5.1, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

5.3 Adjustments. If it is determined by a taxing authority or otherwise that there was an error in computations or methodology that resulted in a Participant receiving, on an after-tax basis, less than such Participant was intended to receive by operation of the foregoing provisions of this Section 5, the Company shall pay to the Participant an amount such that the Participant receives, on an after-tax basis, the amount so intended; provided, however, that no payment shall be made to a Participant pursuant to this Section 5.3 if the after-tax amount of all such payments to such Participant pursuant to this Section 5.3 (taking into account the cumulative amount of any such payments to such Participant without regard to this sentence) is less than $10,000.

SECTION 6. EMPLOYMENT STATUS; WITHHOLDING

6.1 Employment Status. The Plan does not constitute a contract of employment or impose on the Participant or the Company (or any of its subsidiaries or Affiliates) any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment. Except for such Participants who may have a separate written employment agreement with the Company, the Participant’s employment is and shall continue to be at-will, as defined under applicable law. If the Participant’s employment with the Company (or any of its subsidiaries or Affiliates) or a successor entity terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation, except to the extent that any Severance Payment becomes payable under the terms of the Plan or as may otherwise be available in accordance with the Company’s established employee plans and practices or other agreements with the Company at the time of termination.

6.2 Taxation of Plan Payments. All amounts paid pursuant to the Plan shall be subject to regular payroll and withholding taxes as required under federal, state and local law, and the withholding of such amounts shall be treated as the payment of such amounts to the Participant for purposes of determining whether the Participant has received amounts to which he or she is entitled hereunder.

SECTION 7. SUCCESSORS TO COMPANY AND PARTICIPANTS

7.1 Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, reorganization, recapitalization, merger, consolidation, sale of assets, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations of the Company under the

Plan and agree expressly to perform the obligations of the Company under the Plan by executing a written agreement to such effect. For all purposes under the Plan, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the preceding sentence or that becomes bound by the terms of the Plan by operation of law.

7.2 Participant’s Successors. All rights of a Participant hereunder shall inure to the benefit of, and be enforceable by, such Participant and such Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

SECTION 8. DURATION, AMENDMENT AND TERMINATION

8.1 Duration. The Plan shall remain in full force and effect until December 31, 2005, on which date the Plan shall terminate unless the Board of Directors shall have earlier terminated the Plan in accordance with Section 8.2; provided, that the Board of Directors may extend the termination date of the Plan in accordance with the Section 8.2. If a Change of Control occurs prior to termination of the Plan pursuant to the preceding sentence, then the Plan shall terminate upon the date that all obligations of the Company hereunder have been satisfied. A termination of the Plan pursuant to the preceding sentences shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits earned by a Participant prior to the termination of the Plan.

8.2 Amendment and Termination. The Board of Directors shall have the discretionary authority to amend the Plan in any respect, including as to the removal or addition of Participants, by resolution adopted by a majority of the Board of Directors unless a Change of Control has previously occurred. The Plan may be terminated by resolution adopted by a majority of the Board of Directors, unless a Change of Control has previously occurred. If a Change of Control occurs, the Plan and the designation of Participants thereto shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.

SECTION 9. CLAIMS PROCESS

9.1 Right to Appeal. A Participant or former Participant who disagrees with his or her allotment of benefits under the Plan may file a written appeal with the designated Human Resources representative. Any claim relating to the Plan shall be subject to this appeal process. The written appeal must be filed within sixty (60) days of the later of (i) the Participant’s termination date and (ii) the date of receipt by the Participant of the Company’s notice pursuant to Section 10.2 or Section 10.3(b), as the case may be.

9.2 Form of Appeal. The appeal must state the reasons the Participant or former Participant believes he or she is entitled to different benefits under the Plan. The designated Human Resources representative shall review the claim. If the claim is wholly or partially denied, the designated Human Resources representative shall provide the Participant or former Participant a written notice of the denial, specifying the reasons the claim was denied. Such notice shall be provided within ninety (90) days of receiving the written appeal.

9.3 Right to Review. If the claim is denied, in whole or in part, the Participant or former Participant may request a review of the denial at any time within ninety (90) days following the date the Participant or former Participant received written notice of the denial of his or her claim. For purposes of this Section 9.3, any action required or authorized to be taken by the Participant or former Participant may be taken by a representative authorized in writing by the Participant or former Participant to represent him or her. The Human Resources senior executive shall afford the Participant a full and fair review of the decision denying the claim and, if so requested, shall:

(a) permit the Participant to review any documents that are pertinent to the claim; and

(b) permit the Participant to submit to the designated Human Resources representative issues and comments in writing.

9.4 Decision on Review. The decision on review by the Human Resources senior executive shall be in writing and shall be issued within sixty (60) days following receipt of the request for review. The decision on review shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision of the Human Resources senior executive is based.

9.5 Resolution of Disputes. By participating in the Plan, a Participant shall be deemed to have agreed not to file or be a party to any lawsuit regarding benefits under the Plan. Rather, the following arbitration provisions shall apply after a final denial of a Participant’s appeal pursuant to Section 9.1 through 9.4 above. Any and all disputes, controversies or claims arising out of, relating to or concerning a Participant’s entitlement to benefits under the Plan shall be determined exclusively by final binding arbitration before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be rendered in any court of competent jurisdiction. Claims subject to exclusive final and binding arbitration under the Plan include, without limitation, claims (if any) that otherwise could be tried in court to a jury in the absence of the Plan. A Participant, by signing a Notice of Participation, expressly waive all rights to a jury trial in court on any such claims. The arbitration shall be held in Boston, Massachusetts, unless the Participant and the Company agree to another location. The arbitrator shall be selected from a list of arbitrators provided by the American Arbitration Association following a request by the party seeking arbitration for a list of five retired or former jurists or other individuals with substantial professional experience in employment matters. The arbitrator shall resolve in the award rendered by the arbitrator the extent to which the parties shall bear the arbitration costs. Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Section 9.5 with respect to such arbitration shall be determined by the arbitrator.

SECTION 10. NOTICE

10.1 General. Notices and all other communications contemplated by the Plan shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by certified or registered mail, return receipt requested. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chairman or President.

10.2 Notice of Termination by the Company. Any termination by the Company of the Participant’s employment at any time within the two-year period following a Change of Control shall be communicated by a notice of termination to the Participant at least five (5) days prior to the date of such termination (or at least thirty (30) days prior to the date of a termination by reason of the Participant’s Disability). Such notice shall indicate the specific termination provision or provisions in the Plan relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision or provisions so indicated, shall specify the termination date and shall specify the amount of Severance Payments, if any, payable to the Participant pursuant to the Plan.

10.3 Notice by the Participant of Involuntary Termination by the Company.

(a) In the event that the Participant determines that events or conditions that would constitute an Involuntary Termination have occurred at any time within two-year period following a Change of Control, the Participant shall give written notice to the Company that such Involuntary Termination has occurred. Such notice shall be delivered by the Participant to the Company within thirty (30) days following the date on which such Involuntary Termination occurred and, unless the Participant’s employment has been terminated by the Company, at least ten (10) business days prior to the Participant terminating employment with the Company. Such notice shall indicate the specific provision or provisions in the Plan upon which the Participant relied to make such determination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination. The failure by the Participant to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his or her rights hereunder. If the Involuntary Termination is a curable condition, the Company shall have five (5) business days after receipt of the notice described in the first sentence of this Section 10.3(a) to cure such condition.

(b) Within ten (10) business days after receipt of the notice described in the first sentence of Section 10.3(a) and if the Involuntary Termination is not curable or is curable but not cured within the five (5) business days described in Section 10.3(a), the Company shall provide a written notice to the Participant stating the amount of Severance Payments, if any, payable to the Participant pursuant to the Plan.

SECTION 11. MISCELLANEOUS PROVISIONS

11.1 No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any benefits provided for in, or contemplated by, the Plan by seeking other employment or otherwise, nor shall any such benefits be reduced by any compensation or benefits that the Participant may receive from any other source except to the extent specifically provided for in Section 4.1(b).

11.2 Severability. In case any one or more of the provisions contained in the Plan or any Notice of Participation shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Plan or such Notice of Participation, which other provisions shall remain in full force and effect and the Plan and such Notice of Participation shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

11.3 No Assignment of Benefits. The rights of any person to payments or benefits under the Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 11.3 shall be void.

11.4 Assignment by Company. The Company may assign its rights under the Plan to an Affiliate of the Company, and an Affiliate of the Company may assign its rights under the Plan to another Affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment; provided, further, that the Company shall guarantee all benefits payable hereunder. In the case of any such assignment, the term “Company” when used in the Plan shall mean the corporation that actually employs the Participant.

11.5 Covenant of Good Faith. The Company covenants and agrees to make any and all decisions regarding determination of Participant’s rights and obligations under the Plan, including without limitation, timing of and validity of Participant’s termination, if any, in good faith.

11.6 Governing Law. The Plan shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

SECTION 12. ERISA REQUIRED INFORMATION

12.1 Plan Sponsor. The Plan sponsor and administrator is:

MAXWELL SHOE COMPANY INC.

12.2 Designated Agent. Designated agent for service of process:

MAXWELL SHOE COMPANY INC.

101 SPRAGUE STREET

P.O. BOX 37

READVILLE (BOSTON), MA 02137

ATTENTION: CHAIRMAN

12.3 Plan Records. Plan records are kept on a fiscal year basis.

12.4 Plan Funding. The Plan is funded from the Company’s general assets.